EXHIBIT (i)(1)

                               SERVICE AGREEMENT

     This Service Agreement is entered this 1st day of May, 2010, by and between Summit Investment Advisors, Inc., a Nebraska corporation ("Summit") and Ameritas Life Insurance Corp. and The Union Central Life Insurance Company, Nebraska corporations, each on behalf of itself and its affiliates or subsidiaries (collectively the "Clients"). Summit and Clients each may be referred to herein as a "Party," and collectively as "Parties."

     Whereas, Summit desires to provide and Clients desire to utilize certain fund selection and asset allocation services in accordance with the terms of this Agreement;

     Now, therefore the Parties agree as follows:

1.   Products and Services:

     (a) For purposes of this Agreement Summit shall provide certain products and services to Clients on a one time basis and certain other services on a continuing basis as set forth below:

               - Fund specific model portfolios (selected from the universe of available investment options provided by Clients for their respective product offerings)
               -    Annual model portfolio reassessment for each Product
                    Offering
               -    Periodic model portfolio evaluations for each Product
                    Offering
               -    Asset class level allocation weightings (1 time)
               -    Asset Allocation Questionnaire (1 time)

     (b) For purposes of this Agreement the services shall be provided by Summit to Clients in connection with the asset allocation program offered in certain of Clients' products ("Product Offerings") as set forth on Exhibit A attached hereto. The Parties may by mutual agreement amend Exhibit A to provide for additional Product Offerings or to delete certain Product Offerings as appropriate.

2.   STANDARDS FOR TRANSACTIONS
     --------------------------
     This Agreement and the transactions pursuant to this Agreement shall be subject to the standards set forth in the Nebraska Insurance Holding Company Act. Such standards shall include but not be limited to the requirements of the insurance laws and regulations that provide that:

     A.   The terms shall be fair and reasonable;

     B.   Charges or fees for services performed shall be reasonable;

     C. Expenses incurred and payment received shall be allocated to the Parties in conformity with customary insurance accounting practices consistently applied; and

     D. The books, accounts, and records for each Party to all such transactions shall be so maintained as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the

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          reasonableness of the charges or fees to the respective Parties.


3.   Fees:

     Clients shall pay to Summit the fees set forth on Exhibit B attached hereto. Said fees shall be applicable to the Initial Term, provided that, in the event of an acquisition of business or other extraordinary event that results in an increase in assets, the Parties agree to reasonably renegotiate the fee rate.

4.   Term and Effective Date:

     This Agreement shall commence as of the date first set forth above and shall continue for an initial term of three years that ends on May 1, 2013 (the "Initial Term") unless otherwise terminated pursuant to Section 4 of this Agreement. The Agreement shall then automatically be renewed for successive one (1) year terms ("Renewal Terms") after the Initial Term unless any Party provides written notice of non-renewal to the other Parties no later than ninety (90) days prior to the expiration of each Renewal term.

     This Agreement, as well as any revisions to this Agreement, is subject to the review and approval or non-disapproval of the Nebraska Insurance Department and shall be effective on the first day of the month following the completion thereof.

5.   Termination:

     (a) Any Party may terminate this Agreement for convenience at any time upon not less than ninety (90) days prior written notice to the other Parties.

     (b) This Agreement may be terminated if any Party defaults on its obligations set forth herein and such default is not cured within thirty (30) days after written notice to cure is provided by the non-defaulting Party.

6.   Specifications Concerning Summit Services:

     (a)  Summit shall provide Clients;

          - Three fund specific models each currently containing 5 portfolio models, designed for individual Variable products
          - Two fund specific models, each containing 4 portfolio models, for Variable Annuity Products with a Guaranteed Life Withdrawal Benefit Rider (GLWB)
          - One fund specific model with agreed upon portfolio models for the Ameritas Investment Corp. and Retirement Plans divisions' Advantage Advisory Program clients

     (b) Summit will use internally developed qualitative and quantitative methodology to construct and recommend to Clients specific model portfolios in respect to each of the products, as needed, within each Product Offering (the "Model Portfolios"). Clients will provide Summit with (i) the available universe of investment options (which may be updated, revised or otherwise changed from time to time), and which may include proprietary products of the Clients and their affiliates and (ii) other specified business parameters, from which Summit will construct, and recommend to Clients, fund/investment-specific model portfolios to meet the category-level asset allocation

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          weightings provided by Clients. During the first year of the Initial
          Term Summit will provide Clients with the category-level weightings with respect to each Product Offering. Summit will reassess each fund/investment-specific model portfolio annually, as well as perform interim periodic evaluations, and will recommend changes as it deems necessary.

     (c) In connection with both initial construction and annual reassessments of the category -level asset allocation weightings and fund/investment-specific Model Portfolios with respect to each Program Offering, Summit will provide Clients with a report setting forth Summit's rationale and supporting information in respect to the model portfolio recommendations (the "Investment Policy Statement").

     (d) In addition to any interim updates, revisions and changes, Clients will provide Summit in connection with the annual reassessment to be made for the following year's model updates, the current available universe of investment options for each Product Offering, on or before December 1 of each year. Summit shall provide Clients with its updated recommendations with respect to fund/investment-specific model portfolios and supporting rationale described above, no later than December 31 of the same year. If Clients require different due dates for the annual reassessment of the Model Portfolios, alternative dates will be established based on the mutual consent of the Parties. If Clients have questions regarding the updated recommendations, supporting material or Summit's rationale, Summit shall promptly make appropriate Summit personnel available to respond to these questions, and will provide responses to the questions as soon as reasonably possible.

     (e) Summit agrees that it will act as an investment advisor to Clients with respect to the recommendations provided to Clients in connection with the Products and Services described herein. Summit agrees to provide the Products and Services with due care, in an independent fashion, and in accordance with industry standards applicable to firms providing similar services under like circumstances. Summit agrees to assist Clients in providing disclosure to the individual investors regarding Summit's role and responsibilities with respect to the product.

     (f) Summit is not in any capacity acting as an investment advisor to Clients' investors and shall have no fiduciary duty nor liability to those investors.

7.   Representations of Summit:

     Summit represents, warrants and covenants:

     (a) It is duly authorized to enter into this Agreement, and it has all necessary rights, licenses and approvals required to perform and provide the Products and Services in accordance with this Agreement, information and other deliverables contemplated herein and, without limiting the generality of the foregoing, Summit is either the owner of, or authorized to distribute, the Products and Services and other materials provided by Summit as of the Effective Date of this Agreement, acquired by Summit during the term of the Agreement or developed by Summit hereunder;

     (b)  Summit (i) is an investment adviser, as defined by the Advisers Act,
          (ii) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect (iii) is not prohibited

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          by the Advisers Act from performing the services contemplated by this
          Agreement; and (iv) will promptly notify Clients of the occurrence of any event that would disqualify Summit from serving as an investment adviser pursuant to this Agreement;

8.   Representations of Clients:

     Clients represent, warrant and covenant:

     (a) they have all requisite authority to enter into this Agreement and have all necessary rights, licenses and approvals required to perform their obligations in accordance with this Agreement;

     (b) Clients will be solely responsible for all communications with their investors concerning the Products and Services to be provided pursuant to this Agreement and compliance therewith with all applicable disclosure requirements of all regulatory bodies. Notwithstanding the foregoing, Summit agrees that Summit shall be responsible for information furnished to Clients for use in registration statements or prospectuses, or sales literature or other communications relating to Clients' Products and Services. Clients agree that they shall not make any reference to Summit in any written communication without Summit's prior review and approval.

     (c)  Clients acknowledge receipt of a copy of Summit's Form ADV, Part II.

9.   Disclaimer and Limitations:

     (a)  Disclaimer.

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY OTHER WARRANTY OR REPRESENTATION TO THE OTHERS INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, COMPLETENESS OR FITNESS FOR A PARTICULAR PURPOSE. ALTHOUGH GATHERED FROM SOURCES DEEMED TO BE RELIABLE, SUMMIT CANNOT GUARANTEE THE ACCURACY OF THE THIRD PARTY DATA USED IN PROVIDING THE PRODUCTS AND SERVICES.

10.  Legal Compliance:

Summit and Clients (each, a "Party" and collectively "Parties") agree and acknowledge that the Parties to this Agreement are regulated entities, and each Party shall comply with all applicable laws in the performance of its obligations hereunder. Without limiting the generality of the foregoing, each Party's obligations under this Section 9 shall include, without limitation, compliance with the applicable international, federal, state and local laws, regulations, ordinances and codes (including the Foreign Corrupt Practices Act, the Advisers Act, the laws and regulations relating to data protection, the Internal Revenue Code and ERISA), including identifying and procuring required permits, certificates, approvals and inspections, including that the software and other materials provided or used by it in performing its obligations hereunder shall comply with the applicable international, federal, state and local laws, regulations, ordinances and codes. In addition to any other warranties set forth herein, each Party warrants that it will use professional efforts to ensure its execution, delivery, and performance of this

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Agreement shall not constitute a violation of any judgment, order, or decree; a material default under any contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default. Summit and Clients agree and acknowledge that Summit's compensation shall not be affected, directly or indirectly, by the recommendation of assets to a particular fund, including any fund managed by or affiliated with Clients or their affiliates.

Under no circumstances shall any fees, compensation or other remuneration paid by Clients to Summit be reduced when a model portfolio in a Program Offering fails to meet the agreed upon performance benchmark for such portfolio, nor shall any fees, compensation or other remuneration paid by Clients to Summit be increased when a model portfolio in a Program Offering meets or exceeds the agreed upon performance benchmark for such portfolio.

Summit and Clients agree and acknowledge that they are affiliates but that such relationship does not affect or impair the ability of Summit to act independent of Clients.

Each Party shall promptly notify the others of any failure to comply or a charge of a failure to comply with all applicable laws or with the provisions of the above paragraph to the extent that such failure or charge of failure presents a material risk to the other Party or Parties. If a Party provides such notice, or another Party reasonably determines, after due inquiry, including, without limitation, consultation with its counsel, that an action of a Party presents a material risk of non-compliance to the other Party, such Party agrees to use best efforts to return to compliance with applicable law, take reasonable steps to mitigate such risk of non-compliance to the other Party, or provide an opinion of counsel satisfactory to the other Party why such Party's actions do not present a material risk to the other Party.

11.  Miscellaneous:

     (a) Survival. Upon any termination or expiration of this Agreement, the following provisions shall survive: Sections 2 (only to the extent of any accrued but unpaid amounts owed to Summit), 8, and 10.

     (b) Assignment; Successors and Assigns. No Party may assign any of its rights or duties under this Agreement without the prior written consent of the other Parties, such consent not to be unreasonably withheld. The Agreement shall inure to the benefit of and be binding upon the Parties to this Agreement and their respective successors and permitted assigns.

     (c) Exhibits. The Exhibits attached hereto are hereby incorporated herein by reference.

     (d) This Agreement shall be governed by Nebraska law, and any controversy between the Parties arising out of this Agreement shall be submitted to an arbitration panel convened in the city of Lincoln, Nebraska. Each Party shall select an arbitrator, and the two arbitrators jointly shall select a third arbitrator to serve as chairman of the panel. The costs of the arbitration, including the arbitrators' fees, shall be borne equally by the Parties to the arbitration. Attorneys' fees may be awarded to the prevailing or most prevailing Party at the discretion of the arbitration panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 (as may be amended) and shall take place in conformance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") (without being submitted to the AAA), excluding the Procedures for Large, Complex Commercial Disputes and the Optional Rules for Emergency Measures of Protection (the "Rules"). Except to determine the eligibility or continuing eligibility of the

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chairman of the arbitration panel to serve as such (which shall be determined by the other arbitrators or upon application to a federal court), the chairman alone shall make such decisions as, under the Rules, otherwise would be made by AAA. The arbitration panel shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any damages in excess of compensatory damages. Any negotiation which takes place pursuant to this Agreement shall be confidential and shall be treated as a compromise and settlement negotiation for purposes of the Federal Rules of Evidence and state rules of evidence. Clients understand that this agreement to arbitrate does not constitute a waiver of the right to seek a judicial forum where such waiver would be void under the federal securities laws.

     (e) This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original hereof, but all of which shall constitute one and the same instrument



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THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE
PARTIES.


The Parties have executed this Agreement as of the date first set forth herein.

SUMMIT INVESTMENT ADVISORS, INC.
BY:  /s/  James Mikus
     -----------------------------------
          James Mikus

Its: Senior Vice President & Senior
     Managing Director
     -----------------------------------

AMERITAS LIFE INSURANCE CORP.
BY:  /s/  Robert C. Barth
     -----------------------------------
          Robert C. Barth

Its: Senior Vice President, & Chief
     Financial Officer
     -----------------------------------

THE UNION CENTRAL LIFE INSURANCE COMPANY
By:  /s/  Kurt Y. Allen
     -----------------------------------
          Kurt Y. Allen

Its: Senior Vice President & Chief
     Marketing Officer, Individual &
     Retirement Plans
     -----------------------------------

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                                   EXHIBIT A
                           Clients' Product Offerings


Fund Specific Models for individual Variable Products offered by Clients, including but not limited to:
     - Ameritas Life Insurance Corp. (Ameritas) and The Union Central Life Insurance Company (Union Central) commissioned variable life and variable annuity products currently offered and as may be offered in the future -- Currently, 5 fund specific portfolio models;
     - Ameritas and Union Central variable annuity products currently offered and as may be offered in the future with GLWB riders -- Currently, 4 fund specific portfolio models which may be used with GLWB riders;
     - Ameritas Advisor variable life and variable annuity products currently offered and as may be offered in the future --Currently, 5 fund specific portfolio models;
     - Ameritas Advisor 6150 variable annuity product currently offered or such other Ameritas Advisor product as may be offered in the future with GLWB rider -- Currently, 4 fund specific portfolio models which may be used with GLWB rider;
     -    Ameritas Viva variable life product -- Currently 5 portfolio models.

Fund Specific Models for the Ameritas Investment Corp. and Retirement Plans divisions Advantage Advisory Program

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                                   EXHIBIT B
                                  Compensation


As Compensation for the following listed services, and for the services listed in Section 1 of the Agreement, each Client agrees to pay Summit the following:

Fund Selection for Model Portfolios with no less than an annual reassessment for each Product Offering - 1.5 basis points of assets contained in the portfolios included in the models utilized in the Product Offerings of that Client; paid quarterly in advance, commencing with the effective date of this Agreement and not necessarily coinciding with calendar quarters, and based on the previous quarter end assets of the portfolios included in the models utilized in each Product Offering. The minimum quarterly fee shall be $18,750.

Development of an asset allocation questionnaire - One time fee of $5,000, paid at the beginning of this contract term.

Development of the Asset class weightings for certain Product Offerings - one time fee of $10,000, paid at the beginning of this contract term.

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